EXHIBIT 99.1
                 Power2Ship, Inc. Changes Name and Stock Symbol

Boca Raton, FL-October 23, 2006 -- Power2Ship, Inc. (OTC BB: PWRI) announced today that it changed its name to Fittipaldi Logistics, Inc. (OTC BB: FPLD), its new trading symbol is "FPLD" and its CUSIP number is 338200108. The old symbols, PWRI or PWRI.OB, are no longer valid. Power2Ship, Inc. will appear on MN1.com today for an exclusive interview at 1:30 pm CST.

The corporate name change was brought about by a merger of a wholly-owned subsidiary into Power2Ship, Inc. with Power2Ship, Inc. surviving but renamed Fittipaldi Logistics, Inc. The name change does not affect the rights of the company's stockholders and current stockholders will not be required to turn in their Power2Ship stock certificates for new certificates. However, if any current stockholders desire to exchange their stock certificates for certificates that have the new corporate name and CUSIP number, they may do so by mailing the certificate to the company's transfer agent, Madison Stock Transfer, Inc., 1688 East 16th Street, Brooklyn, New York 11229, telephone number is (718) 627-6341. Any costs associated with the exchange will be the responsibility of the stockholder.

About Fittipaldi Logistics, Inc.

Fittipaldi Logistics, Inc. is a technology company that specializes in providing pertinent, real-time information to the worldwide transportation and security industries. Our technology solutions collect vehicle-based data and integrate it with information gathered from various disparate legacy systems across the supply chain. The data is then synthesized and reformatted into valuable, actionable information, and delivered to appropriate end-users across the logistics value chain through secure web-based applications. Specific offerings include: vehicle tracking, inventory/asset visibility, secure trucking, matching available freight with available trucks, and many others. Additionally, Fittipaldi Logistics, through Fittipaldi Carriers, is an expanding freight transportation operation currently serving the southeastern United States.

To listen to the live interview tune into www.mn1.com.
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This press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding our current business plans, strategies and objectives that involve risks and uncertainties that could cause actual results to differ materially from anticipated results. The forward-looking statements are based on our current expectations and what we believe are reasonable assumptions; however, our actual performance, results and achievements could differ materially from those expressed in, or implied by, these forward-looking statements. Factors, within and beyond our control, that could cause or contribute to such differences include, among others, the following: we have a history of losses and an accumulated deficit, expect losses to continue for the foreseeable future and will need to raise additional working capital in order to implement our business model and sustain our operations; the loss of one or more of our major customers could materially and adversely effect our future revenue and business operations; as well as those factors discussed under "Risk Factors" in our Annual Report on form 10-KSB filed on October 13, 2006 and various disclosures in other reports filed from time to time with the United States Securities and Exchange Commission.

For further information about Fittipaldi Logistics contact:
Richard Hersh, Chairman
(561) 998-7557 or (866) 998-7557
email: rhersh@emmologic.com